Exhibit 99.1

Ondas Holdings Announces Investment Of At Least $15 million In Ondas Networks By Investment Group Led by Charles & Potomac Capital

Investment provides working capital to accelerate production, fulfill backlog and support Ondas Networks’ growth plan

WALTHAM, MA / ACCESSWIRE / July 10, 2023 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas Holdings” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, announced today that its wholly-owned subsidiary Ondas Networks Inc. (“Ondas Networks”) has entered into an investment agreement with a private investor group led by Charles & Potomac Capital, LLC (the “C&P Group”) for an investment of at least $15 million in convertible preferred securities of Ondas Networks. The planned investment provides Ondas Networks with additional working capital to accelerate production, fulfill backlog and support its growth plan.

“We are excited to partner with Ondas Networks as they begin to scale in the important rail markets they have secured,” said Joe Popolo, CEO of Charles & Potomac Capital. “Our investor group has performed significant diligence and believes that Ondas Networks is poised for considerable growth as market adoption of their software defined FullMAX™ connectivity platform continues to ramp.”

“We are pleased to announce that C&P Group is leading an investment in our Ondas Networks subsidiary,” said Eric Brock, CEO of Ondas Holdings. “This financing will provide valuable working capital to support the scaling of Ondas Networks, as we transition to delivering our world-class connectivity platform to Siemens and the Class I Railroads. We look forward to partnering with Joe Popolo and the C&P Group, to help build substantial value for Ondas Holdings and our Ondas Networks business unit in the coming years.”

Pursuant to the investment agreement, the C&P Group will fund an initial close of $10 million, subject to certain closing conditions. A second close of up to an additional $10 million planned in the third quarter may be taken up by a strategic investor. The C&P Group has committed to fund up to $5 million in the second closing, if the strategic investor does not participate. These convertible preferred securities are convertible into shares of common stock of Ondas Networks, and will not convert into shares of common stock of Ondas Holdings. Ondas Holdings will also issue warrants to purchase an aggregate of 10.2 million shares of common stock of Ondas Holdings - in two equal issuances at the first and second closings.

For additional information regarding the investment in Ondas Networks, please see the Form 8-K to be filed by the Company later today.

About Ondas Holdings Inc

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System™, the Scout System™ and the Raider™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are typically provided to customers under a Robot-as-a-Service (RAAS) business model. American Robotics and Airobotics have industry leading regulatory successes which include having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

About Charles & Potomac Capital, LLC

Based in Dallas, Texas, Charles & Potomac Capital, LLC is a private investment firm founded by CEO Joe Popolo in 2019, and is focused on investing in technology, healthcare, media, energy and real estate assets. For more information, please visit www.charles-potomac-capital.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.
888.350.9994 x1019
ir@ondas.com

Media Contact for Ondas

Preston Grimes
Marketing Manager, Ondas Holdings Inc.
preston.grimes@ondas.com

SOURCE: Ondas Holdings Inc.